Exhibit 16.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
406 Lippincott Drive
Suite J
Marlton, New Jersey 08053
(856) 355-5900 Fax (896) 346-0022
March 25, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 10, 2009, to be filed by our former client, Thomas Pharmaceuticals, Ltd. We agree with the statements made in response to that Item 4.01 insofar as they relate to our Firm.

Very truly yours,

/S/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.